Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

December 2009 Performance Update

The Frontier Fund Supplement Dated January 11, 2010 to Prospectus Dated May 26, 2009

The Frontier Fund Class 2 New

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	December 31, 2009	December 31, 2009	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	-3.47%	-2.23%	$97.77
Frontier Dynamic Series-2	-2.59%	-7.75%	$92.25
Frontier Long/Short Commodity Series-2a	-1.77%	2.48%	$102.48
Frontier Masters Series-2	-5.60%	-4.63%	$95.37

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of December 31, 2009. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$647,419.26
Unrealized trading gain/(loss)			(1,760,793.58)
Net change in inter-series payables			393,561.79
Less: commissions			(29,894.81)
Less: FCM fees			(65,372.92)
Foreign currency gain/(loss)			23,156.30
Interest income			46,576.32

Total Income			(745,347.64)

EXPENSES

Management fees			24,540.14
Incentive fees			(20,333.83)
Broker service fees			6,916.28

Total Expenses			11,122.59

Net Income (Loss)			$(756,470.23)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	192,127.98756	$19,459,475.73	101.28
Current month additions	48,336.23858	4,811,067.48
Current month redemptions	(1,590.23629)	(158,493.91)
Net Income (loss) for current month		(756,470.23)

Net Asset Value, end of current month	238,873.98985	$23,355,579.07	97.77

	Monthly rate of return		-3.47%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			(715,264.35)
Net change in inter-series payables			736,906.94
Less: commissions			—
Less: FCM fees			(56,654.78)
Foreign currency gain/(loss)			—
Interest income			33,267.36

Total Income			(1,744.83)

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			5,994.36

Total Expenses			5,994.36

Net Income (Loss)			$(7,739.19)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,150.67567	$298,400.74	94.71
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(7,739.19)

Net Asset Value, end of current month	3,150.67567	$290,661.55	92.25

	Monthly rate of return		-2.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(5,701.92)
Unrealized trading gain/(loss)			(782.42)
Less: commissions			(706.94)
Less: FCM fees			(1,401.44)
Foreign currency gain/(loss)			(931.75)
Interest income			839.72

Total Income			(8,684.75)

EXPENSES

Management fees			1,710.52
Incentive fees			(473.82)
Broker service fee			149.51

Total Expenses			1,386.21

Net Income (Loss)			$(10,070.96)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,937.33138	$515,103.40	104.33
Current month additions	3,615.56968	371,500.00
Current month redemptions	—	—
Net Income (loss) for current month		(10,070.96)

Net Asset Value, end of current month	8,552.90106	$876,532.44	102.48

	Monthly rate of return		-1.77%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2009

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$1,023,361.42
Unrealized trading gain/(loss)			(2,509,014.29)
Net change in inter-series payables			1,078,673.84
Less: commissions			(5,512.97)
Less: FCM fees			(52,369.36)
Foreign currency gain/(loss)			45,345.55
Interest income			23,996.93

Total Income			(395,518.88)

EXPENSES

Management fees			48,373.68
Incentive fees			(25,813.62)
Broker Service Fees			5,540.57

Total Expenses			28,100.63

Net Income (Loss)			$(423,619.51)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	64,456.73103	$6,512,131.34	101.03
Current month additions	25,336.06920	2,475,345.50
Current month redemptions	—	—
Net Income (loss) for current month		(423,619.51)

Net Asset Value, end of current month	89,792.80023	$8,563,857.33	95.37

	Monthly rate of return		-5.60%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Masters Series 2